For Immediate Release
Walmart Underscores Its Unique Assets, Strong Execution and Innovation at Its Investment Community Meeting

•	The company reiterates its FY19 total sales growth expectations and updates FY19 GAAP and adjusted EPS to include the expected 25 cents per share Flipkart dilution.

•
FY19 GAAP EPS guidance is now $2.65 to $2.80[1], and FY19 adjusted EPS guidance is now $4.65 to $4.80[1]. This compares to previous guidance of FY19 GAAP EPS of $2.90 to $3.05 and FY19 adjusted EPS of $4.90 to $5.05.

•
Walmart expects total FY20 sales growth to be 3 percent or greater, negatively affected by about 100 basis points due to the deconsolidation of the Brazil operations and planned reduction in tobacco sales at Sam’s Club.

•	Walmart U.S. comp sales growth is expected to be in a range of 2.5 percent to 3 percent and eCommerce net sales growth is expected to be around 35 percent for FY20.

•	FY20 operating income is expected to decline by a low single digit percentage range, but is expected to increase by a low single digit percentage range when excluding Flipkart in both FY19 and FY20.

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FY20 EPS is expected to decline by a low single digit percentage range versus FY19 adjusted EPS[2]. Excluding Flipkart, FY20 EPS is expected to increase by a low to mid-single digit percentage range versus FY19 adjusted EPS.

BENTONVILLE, Ark., Oct. 16, 2018 - Today, Walmart will host its annual meeting for the investment community where its leadership team will discuss how the company is shaping its future, moving with speed and innovating for tomorrow to win for customers and shareholders. The company is also sharing select guidance metrics for the next fiscal year.
“We’re adapting and transforming with speed to better serve our existing customers and reach new ones,” said Walmart President and CEO, Doug McMillon. “We’re operating with discipline, balancing our short and long-term opportunities. While we’re excited about what we’ve done so far, we aren’t satisfied. As we execute today and build for tomorrow, our associates and unique omni-channel assets position us for success.”
McMillon will discuss:

•	Progress over the past year at Walmart U.S., including strong traffic and comp sales, online grocery pickup and delivery, and associate empowerment and training.

•	Walmart’s focus on price leadership, broad assortment and efforts to save customers more time by making shopping easier, faster and more enjoyable.

•	Momentum in areas such as eCommerce, logistics and partnerships.

•	Distinctive assets, key investments and acquisitions, including Flipkart in India.

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Innovations that are enabling Walmart to serve local communities and customers around the world, such as last mile delivery, reducing supplier emissions, pioneering blockchain for food safety at scale, and leveraging machine learning across the enterprise.

•	How the company is utilizing this period of transformation in retail to invest thoughtfully, plant seeds for the future and generate solid financial results.

1Fiscal 2019 guidance provided in August 2018 did not include the impact of Flipkart as the transaction had not closed at the time the guidance was provided. GAAP EPS includes unrealized gains and losses on the JD.com investment and tax reform adjustments through the second quarter of fiscal 2019. GAAP EPS and adjusted EPS exclude the impact of other strategic decisions that could occur during the remainder of fiscal 2019. See additional information at the end of this release for the non-GAAP financial measure.
2 FY20 EPS is expected to increase versus FY19 GAAP EPS.

Financial Framework
Walmart CFO Brett Biggs will outline the company’s financial framework of strong, efficient growth, operating discipline and strategic capital allocation to drive long-term shareholder value. Biggs commented, “I feel great about Walmart’s position in this rapidly changing retail landscape. We are leveraging our scale, assets and financial strength in ways unique to Walmart to enhance and build competitive advantages. We continue to operate with discipline, we’re strengthening our cost culture and we’re leveraging technology, data and analytics in new ways to be more productive. Our financial strength gives us the flexibility to deliver near-term results while making strategic decisions for the longer term.”
Fiscal Year 2020 Guidance

Metrics	FY20 Guidance (includes Flipkart unless otherwise noted)
Consolidated net sales growth	At least 3 percent in constant currency, negatively affected by: • Deconsolidation of Walmart Brazil • Planned tobacco sales reduction at Sam’s Club Estimated combined negative affect: ~100 bps
Comp sales growth	• Walmart U.S.: +2.5 percent to +3 percent (excluding fuel) • Sam’s Club: around +1% (excluding fuel); around +3 percent (excluding fuel and tobacco)
Walmart U.S. eCommerce net sales growth	Around 35 percent
Walmart International net sales growth	Around 5 percent in constant currency • Includes the positive affect of Flipkart and the negative affect of the deconsolidation of Walmart Brazil
Consolidated Operating Income	• Decline by a low-single digit percentage range • Increase by a low-single digit percentage range (excluding Flipkart)
EPS	• Decline by a low single digit percentage range compared with FY19 adjusted EPS[1] • Increase by a low to mid-single digit percentage range compared with FY19 adjusted EPS (excluding Flipkart)
Effective tax rate	Approximately 26.5 percent - 27.5 percent
Expense leverage	Approximately 20 bps
Grocery pickup and delivery	Approximately 3,100 grocery pickup and 1,600 grocery delivery locations by year-end FY20
Capital expenditures	Approximately $11 billion • Strong focus on store remodels, customer initiatives, eCommerce, technology and supply chain
New units	• Walmart U.S. expects to open fewer than 10 stores • Walmart International expects to open slightly more than 300 new stores primarily in Walmex and China
About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 265 million customers and members visit our more than 11,200 stores under 55 banners in 27 countries and eCommerce websites. With fiscal year 2018 revenue of $500.3 billion, Walmart employs over 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

1 FY20 EPS is expected to increase versus FY19 GAAP EPS.

Investor Relations Contact Dan Binder 479-258-7172	Media Relations Contact Randy Hargrove 800-331-0085
Forward-Looking Statements
This release contains statements as to Walmart management's guidance regarding earnings per share, adjusted earnings per share, consolidated net sales growth, Walmart U.S. eCommerce sales growth, Walmart International sales growth, capital expenditures, expense leverage, number of new store units and Walmart's effective tax rate for the fiscal year ending January 31, 2019 and January 31, 2020, and comparable sales (excluding fuel) for Walmart U.S. and (excluding fuel and excluding fuel and tobacco) for Sam's Club for the 52 weeks ending January 24, 2020. Walmart believes such statements are "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Walmart's actual results may differ materially from the guidance provided as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including:

•	economic, geo-political, capital markets and business conditions, trends and events around the world and in the markets in which Walmart operates;

•	currency exchange rate fluctuations, changes in market interest rates and commodity prices;

•	unemployment levels; competitive pressures; inflation or deflation, generally and in particular product categories;

•	consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise;

•	consumer enrollment in health and drug insurance programs and such programs' reimbursement rates;

•	the amount of Walmart's net sales denominated in the U.S. dollar and various foreign currencies;

•	the impact of acquisitions, investments, divestitures, store or club closures, and other strategic decisions;

•	Walmart's ability to successfully integrate acquired businesses, including within the eCommerce space;

•
Walmart's effective tax rate and the factors affecting Walmart's effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations;

•	changes in existing tax, labor and other laws and regulations and changes in tax rates, trade agreements, trade restrictions and tariff rates;

•	customer traffic and average ticket in Walmart's stores and clubs and on its eCommerce websites;

•	the mix of merchandise Walmart sells, the cost of goods it sells and the shrinkage it experiences;

•	the amount of Walmart's total sales and operating expenses in the various markets in which it operates;

•	transportation, energy and utility costs and the selling prices of gasoline and diesel fuel;

•	supply chain disruptions and disruptions in seasonal buying patterns;

•	consumer acceptance of and response to Walmart's stores, clubs, digital platforms, programs, merchandise offerings and delivery methods;

•	cyber security events affecting Walmart and related costs;

•	developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which Walmart is a party;

•	casualty and accident-related costs and insurance costs;

•	the turnover in Walmart's workforce and labor costs, including healthcare and other benefit costs;

•	changes in accounting estimates or judgments;

•	the level of public assistance payments;

•	natural disasters, public health emergencies, civil disturbances, and terrorist attacks; and

•	Walmart's expenditures for Foreign Corrupt Practices Act "FCPA" and other compliance related costs, including the adequacy of the accrual with respect to this matter.
Such risks, uncertainties and factors also include the risks relating to Walmart’s strategy, operations and performance and the financial, legal, tax, regulatory, compliance, reputational and other risks discussed in Walmart’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC. Walmart urges you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on Walmart’s operations or financial performance. The forward-looking statements made in this release are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Walmart Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Adjusted EPS Guidance

Adjusted EPS Guidance is considered a non-GAAP financial measure. Management believes that Adjusted EPS Guidance for fiscal 2019 is a meaningful metric to share with investors because that metric, which adjusts EPS for certain items recorded in the period, is the metric that best allows comparison of the expected performance for fiscal 2019 to the comparable prior period. In addition, the metric affords investors a view of what management is forecasting for Walmart's core earnings performance for fiscal 2019 and also affords investors the ability to make a more informed assessment of the core earnings performance for the comparable period. We have calculated Adjusted EPS Guidance for fiscal 2019 by adjusting for the amount of the impact of: (1) the sale of a majority stake in Walmart Brazil, (2) adjustments in the provisional amount related to Tax Reform recognized through July 31, 2018, and (3) unrealized gains and losses on the company's equity investment in JD.com through July 31, 2018.

	Fiscal 2019
Diluted earnings per share:
Forecasted EPS[1]		$2.65 to $2.80

Adjustments:	Pre-Tax Impact	Tax Impact[2]	Net Impact
Loss on sale of majority stake in Walmart Brazil	$1.61	-$0.10	$1.51
Adjustment to provisional amount for Tax Reform	—	(0.01)	(0.01)
Unrealized (gains) and losses on JD.com investment	0.65	(0.15)	0.50
Net adjustments			$2.00

Adjusted EPS guidance		$4.65 to $4.80

1 Guidance now incorporates the estimated impact for Flipkart, which includes the incremental interest expense to fund the transaction, as the transaction closed in the third quarter of fiscal 2019.
2 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.

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